Exhibit 23.1

                       CONSENT OF THE INDEPENDENT AUDITORS


To the Supervisory Board and Board of Management of Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 1999, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 1998 and 1997, and the consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1998, included in the December 31, 1998 annual report on Form 20-F of Koninklijke Philips Electronics N.V.

Eindhoven, The Netherlands
November 17, 1999


                            /s/ KPMG Accountants N.V.
                                KPMG Accountants N.V.